As filed with the Securities and Exchange Commission on December 20, 2018.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

AUTODESK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-2819853
(State of incorporation)	(I.R.S. Employer Identification No.)
111 McInnis Parkway San Rafael, CA 94903
(Address, including zip code, of Registrant’s principal executive offices)

PLANGRID 2012 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Pascal W. Di Fronzo, Esq. Senior Vice President, Corporate Affairs, Chief Legal Officer & Secretary Autodesk, Inc. 111 McInnis Parkway San Rafael, CA 94903 (415) 507-5000
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Thomas J. Ivey Skadden, Arps, Slates, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301 (650) 470-4500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.
Large accelerated filer ☒    Accelerated filer ☐
  Non-accelerated filer ☐     (Do not check if a smaller reporting company)    Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.01 par value
– PlanGrid 2012 Equity Incentive Plan	643,120 (3)	$129.23 (4)	$83,110,398	$10,072.99

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $121.20 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

(3)
Pursuant to an Agreement and Plan of Merger dated as of November 20, 2018 by and among Autodesk, Inc. (the “Company”), Araujo Acquisition Corp., PlanGrid, Inc. (“PlanGrid”) and Shareholder Representative Services LLC as Stockholder Representative, the Company assumed upon the consummation of the merger (i) certain unvested outstanding stock options to purchase common stock of PlanGrid granted under the PlanGrid 2012 Equity Incentive Plan, with such options being converted into options to purchase shares of the Company’s common stock, subject to appropriate adjustments to the number of shares and exercise price of each assumed option and (ii) certain unvested outstanding restricted stock units (“RSUs”) covering shares of the common stock of PlanGrid granted under the PlanGrid 2012 Equity Incentive Plan, with such PlanGrid RSUs being converted into RSUs covering shares of the Company’s common stock, subject to appropriate adjustments to the number of shares subject to the assumed RSUs.

(4)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the filing fee on the basis of $129.23 per share, which represents the average of the high and low prices per share of Common Stock reported on the Nasdaq Global Select Market on December 17, 2018.

AUTODESK, INC.
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Autodesk, Inc. (the “Company”) in connection with that certain Agreement and Plan of Merger, dated as of November 20, 2018 (the “Merger Agreement”), by and among the Company, Araujo Acquisition Corp., PlanGrid, Inc. (“PlanGrid”) and Shareholder Representative Services LLC as Stockholder Representative.
Pursuant to the Merger Agreement, on December 19, 2018 (the “Effective Time”), each “in-the-money” unvested option held by an employee or continuing service provider of PlanGrid to purchase shares of PlanGrid common stock granted under the PlanGrid 2012 Equity Incentive Plan (the “Plan”) that was outstanding and unexercised immediately prior to the Effective Time was assumed by the Company and converted into an option to purchase shares of common stock of the Company, on the same terms and conditions (including vesting and exercisability) as the PlanGrid stock option, except the number of shares of Company common stock subject to each such converted PlanGrid stock option equals (a) the number of shares of PlanGrid common stock subject to each such PlanGrid stock option, multiplied by (b) the exchange ratio (as defined below), rounded down to the nearest whole share of Company common stock; the per share exercise price for each such converted PlanGrid stock option equals (i) the per share exercise price applicable to each such PlanGrid stock option divided by (ii) the exchange ratio, rounded up to the nearest whole cent.
Pursuant to the Merger Agreement, at the Effective Time, each unvested RSU held by an employee or continuing service provider of PlanGrid covering shares of PlanGrid common stock granted under the Plan that was outstanding immediately prior to the Effective Time was assumed by the Company and converted into a RSU covering shares of common stock of the Company, on the same terms and conditions (including vesting) as the PlanGrid RSU, except the number of shares of Company common stock subject to each such converted PlanGrid RSU equals (a) the number of shares of PlanGrid common stock subject to each such PlanGrid RSU, multiplied by (b) the exchange ratio (as defined below), rounded down to the nearest whole share of Company common stock.
The “exchange ratio” is equal to 0.1051, which equals the fraction (rounded to the nearest 1/10,000) obtained by dividing $14.3389 by the average closing price of a share of Company common stock as reported on the NASDAQ Global Select Market for the period of 20 consecutive trading days ending on (and including) the fourth trading day prior to the closing date ($136.4635). This Registration Statement relates to the 643,120 shares of Company common stock issuable pursuant to such converted PlanGrid stock options and RSUs outstanding as of December 19, 2018 under the Plan. On December 19, 2018, the last reported sale price for the Company’s common stock on the NASDAQ Global Select Market was $128.13 per share.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S‑8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2.    Registration Information and Employee Plan Annual Information.
The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S‑8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Commission:

(a)
The Registrant’s Annual Report on Form 10‑K for the fiscal year ended January 31, 2018, filed with the Commission on March 22, 2018 (Commission File No. 000-14338), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)
Portions of the Registrant’s definitive proxy statement on Schedule 14A for the 2018 Annual Meeting incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended January 31, 2018;

(c)
All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information); and

(d)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 18, 1986 (Commission File No. 000-14338), pursuant to Section 12(g) of the Exchange Act.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby.
Item 6.    Indemnification of Directors and Officers.
As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that: (i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant’s request, to the fullest extent permitted by Delaware law; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that payment of expenses incurred by a director or officer of the Registrant in advance of the final disposition of such proceeding shall be made only on receipt of an undertaking by the officer or director to repay all amounts advanced if it should ultimately be determined that the officer or director is not entitled to be indemnified; (iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.
The Registrant’s policy is to enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide that directors and officers will be indemnified to the fullest possible extent permitted by law against all expenses (including attorney’s fees) and settlement amounts paid or incurred by them in an action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which such person provides services at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnification agreement, the Registrant’s Bylaws or any statute or law. Under the indemnification agreements, the Registrant is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the indemnification agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; or (iv) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
The indemnification provisions in the Bylaws and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant
4.2(2)	Amended and Restated Bylaws of the Registrant
5.1	Opinion of Counsel as to legality of securities being registered
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see Page II-5 of this Registration Statement)
99.1	PlanGrid 2012 Equity Incentive Plan
_______________

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10‑K for the fiscal year ended January 31, 2006, filed on March 30, 2006 (Commission File No. 000-14338).

(2)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8‑K, filed on June 15, 2018 (Commission File No. 000-14338).
Item 9.    Undertakings.
A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Rafael, state of California, on this 20th day of December, 2018.
AUTODESK, INC.
By: /s/ Andrew Anagnost
Andrew Anagnost, Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Andrew Anagnost, R. Scott Herren and Pascal W. Di Fronzo, jointly and severally as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S‑8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on this 20th day of December 2018 in the capacities indicated.

Signature	Title
/s/ Andrew Anagnost Andrew Anagnost	Chief Executive Officer, President and Director (principal executive officer)
/s/ R. Scott Herren R. Scott Herren	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ Crawford W. Beveridge Crawford W. Beveridge	Director
/s/ Karen Blasing Karen Blasing	Director
/s/ Reid French Reid French	Director
/s/ Mary T. McDowell Mary T. McDowell	Director
Stephen Milligan	Director
/s/ Lorrie M. Norrington Lorrie M. Norrington	Director
/s/ Elizabeth Rafael Elizabeth Rafael	Director
/s/ Stacy J. Smith Stacy J. Smith	Director